Exhibit 10.38

FIRST AMENDMENT TO AGREEMENT OF DISCLOSED PLEDGE DATED 2
NOVEMBER 2004

between

NEW SKIES SATELLITES B.V.

as Pledgor

and

DEUTSCHE BANK AG, NEW YORK BRANCH

as Pledgee

Credit

Balances on Bank Accounts

Stibbe N.V.

Strawinskylaan 2001

Amsterdam

THIS FIRST AMENDMENT TO AGREEMENT OF DISCLOSED PLEDGE OF CREDIT
BALANCES ON BANK ACCOUNTS IS DATED 22 FEBRUARY 2005

BETWEEN:

1                                          New Skies Satellites B.V., a private company with limited liability (besloten vennootschap), incorporated and existing under the laws of The Netherlands, with corporate seat in Amsterdam, The Netherlands, having its registered address at Rokin 55, 1012 KK Amsterdam, The Netherlands, registered with the Commercial Register under number 30146277 (the “Pledgor”); and

2                                          Deutsche Bank AG, New York Branch, with its principal place of business at 60 Wall Street, New York 10005, United States of America, acting as Collateral Agent pro se in its capacity as creditor under the Parallel Debt Obligations (as defined below) and also for the Secured Parties, as such term is defined in the Credit Agreement (as defined below), pursuant to the terms of the Credit Agreement (the “Pledgee”).

WHEREAS:

(a)                                  on 2 November 2004, amongst others, New Skies Holding B.V., the Pledgor, the Lenders party thereto, the Pledgee (as Administrative Agent and as Collateral Agent for the Secured Parties), ABN AMRO Bank N.V. (as Syndication Agent) and Deutsche Bank Securities Inc. and ABN AMRO Incorporated (as Joint Lead Arrangers) entered into a USD 535,000,000 Credit Agreement (the “Credit Agreement”);

(b)                                 as a condition to the (continuing) availability of the credit extended pursuant to the Credit Agreement and in order to secure and provide for the payment and discharge of, inter alia, the Parallel Debt Obligations (as defined in the Pledge of Assets -as defined below-), the Pledgor and the Pledgee have entered into an Agreement of Disclosed Pledge of Credit Balances on Bank Accounts dated 2 November 2004 (the “Pledge of Assets”);

(c)                                  on 22 February 2005, amongst others, New Skies Holding B.V., the Pledgor, the Lenders party thereto, the Pledgee (as Administrative Agent and as Collateral Agent for the Secured Parties), ABN AMRO Bank N.V. (as Syndication Agent) and Deutsche Bank Securities Inc. and ABN AMRO Incorporated (as Joint Lead Arrangers) entered into an amendment to the Credit Agreement (the “Amendment”);

(d)                                 the Amendment envisages that certain assets of the Pledgor will be encumbered in favour of Boeing Satellite Systems International, Inc. the encumbrances will include (i) a Liens in favour of Boeing on the Boeing Escrow Amount and (ii) a Liens securing obligations to Boeing pursuant to the NSS-8 Contract over NSS-8, accounts receivable relating to NSS-8 and any bank accounts into which payments pursuant to such accounts receivable are paid so long as no other accounts receivable are paid into such bank accounts (all as defined in the Amendment), and as a result thereof, Pledgor and Pledgee hereby wish to modify the terms of the Pledge of Credit Balances on Bank Accounts by entering into this First Amendment to the Pledge of Assets (this “Amendment to the Pledge of Assets”); and

(e)                                  pursuant to Clause 17 of the Pledge on Credit Balances on Bank Accounts, the Pledgor and the Pledgee have the consent of the Required Secured Parties (as defined in the Pledge of Credit Balances on Bank Accounts) pursuant to the Amendment to enter into this Amendment to the Pledge of Credit Balances on Bank Accounts.

IT IS HEREBY AGREED AS FOLLOWS:

The Pledgee agrees to release and hereby releases any right of pledge created on the Exempt Accounts and the Pledgor agrees to and accepts such release.

The definition of “Account” in clause 1.3 of the Pledge of Credit Balances on Bank Accounts is hereby deleted in its entirety and the following new definition is inserted:

“Account” means any present and future bank account maintained by the Pledgor from time to time with any Account Bank or administered with a branch office of any Account Bank (including but not limited to the Accounts listed in Annex 1 hereto), but excluding the Exempt Accounts for the period during which any Boeing Liens (as defined in the Amendment) is vested on such Exempt Accounts. For the avoidance of doubt, the definition of Account shall include the Exempt Accounts once the Boeing Liens (as defined in the Amendment) on such Exempt Accounts vested pursuant to the Amendment has ceased to exist in any way;

The following new definition in clause 1.3 of the Pledge of Credit Balances on Bank Accounts is hereby inserted:

“Exempt Account” means (i) any account in which the Boeing Escrow Amount (as defined in the Amendment) is held and (ii) any account into which payments in respect of accounts receivable relating to NSS-8 (as defined in the Amendment ) are paid, so long as no other accounts receivable are paid into such account;

Clause 2.2 of the Pledge of Credit Balances on Bank Accounts is hereby deleted in its entirety and the following new clause 2.2 is inserted:

2.2                                 Subject to Clause 2.5 below, as security for the payment and discharge in full, when due (whether at stated maturity, by acceleration or otherwise), of the Secured Obligations, the Pledgor hereby grants, for the duration of the Security Period, to the Pledgee a first ranking disclosed right of pledge (openbaar pandrecht eerste in rang), subject to permitted Liens pursuant to the Credit Agreement over all Receivables and, once the Boeing Liens (as defined in the Amendment) on the Exempt Accounts has ceased to exist in any way, hereby grants in advance (verpanden bij voorbaat) to the Pledgee a first ranking disclosed right of pledge (openbaar pandrecht eerste in rang) over Receivables on such Exempt Accounts and, furthermore, to the extent it concerns future Receivables, hereby grants in advance (verpanden bij voorbaat) to the Pledgee a first ranking right of pledge over such future Receivables and the Pledgee hereby accepts such rights of pledge.

Clause 4.1 of the Pledge of Credit Balances on Bank Accounts is hereby deleted in its entirety and the following new clause 4.1 is inserted:

4.1                                 The Pledgor represents and warrants that the following is true and correct on the date of this Agreement, on the date the Boeing Liens on the Exempt Accounts created pursuant to the Amendment ceases to exist in any way and each time any future Receivables will be pledged to the Pledgee:

(i)   the Pledgor holds full and exclusive title to the Receivables and is authorised (beschikkingsbevoegd) to create a right of pledge thereover; and

(ii)  except for the Rights of Pledge created pursuant to this Agreement and any encumbrances or liens permitted by the Credit Agreement, the Receivables have not been encumbered with any attachment (beslag) or any rights in rem (beperkte rechten), none of the Receivables have been assigned or pledged in advance and all Receivables can be pledged to the Pledgee.

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This Amendment has been entered into on 22 February 2005.

THE PLEDGOR

NEW SKIES SATELLITES B.V.

/s/ D.A. Vietor
By: D.A. Vietor
Title: attorney in fact

THE PLEDGEE

DEUTSCHE BANK AG, NEW YORK BRANCH

/s/ Pieter Schutte
By: Pieter Schutte
Title: attorney in fact